Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

NEXTTRIP, INC.,

TAPIPELINE LLC,

AND

LUIS BARBERI, AS MEMBER REPRESENTATIVE

DATED AS OF

August 6, 2025

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of the 6th day of August, 2025 (“Agreement”), is made by and among NEXTTRIP, INC., a Nevada corporation (“NextTrip”), TAPIPELINE LLC, a Florida limited liability company (“TA”) and the members of TA (collectively, the “Members”). Each of NextTrip, TA and the Members are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.” Initially capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the respective meaning assigned to those terms in Article 1 of this Agreement.

RECITALS

WHEREAS, the Members own one hundred percent (100%) of the issued and outstanding membership interests of TA (the “TA Interests”), with the ownership each of the Members set forth on the Consideration Schedule (as defined below) in Section 1.1 of the TA Disclosure Schedule (as defined below); and

WHEREAS, upon the terms of this Agreement, the Members wish to sell and transfer to NextTrip, and NextTrip desires to purchase and acquire from the Members, the TA Interests; and

WHEREAS, upon the Closing, TA will become a wholly owned subsidiary of NextTrip;

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

Article 1. DEFINITIONS

In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following respective meanings when used in this Agreement:

“Accredited Investor” has the meaning set forth in Rule 501(a) under the Securities Act.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the preamble.

“Arbitration” has the meaning set forth in Section 11.14.

“Award” has the meaning set forth in Section 11.14.

“Base Price” is $3.10 per share.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Charter Amendments” means the amendments to affect such other amendments as NextTrip, TA may determine necessary or warranted.

“Closing” has the meaning set forth in Section 2.4.

“Closing Cash” means Three Hundred Twenty-five Thousand Dollars ($325,000).

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Date Balance Sheet” means the TA balance sheet as of the Closing Date, prepared in accordance with TA’s historical accounting methods, practices, principles, policies and procedures and with consistent classifications, judgments, and valuation and estimation methodologies as are used in preparation of TA’s historical financial statements.

“Closing Deficit” has the meaning set forth in Section 2.3(b)(v).

“Closing Shares” means 96,774 shares of Common Stock, par value $0.001 per share, of NextTrip, which for purposes of this Agreement is valued at $3.10 per share.

“Closing Statement” has the meaning set forth in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Consideration Schedule” has the meaning set forth in Section 1.1 of the TA Disclosure Schedule.

“Contract” means any written or oral contract, lease, license, indenture, note, bond, agreement, arrangement, understanding, permit, concession, franchise or other instrument.

“Control,” “controlled by” and “under common control with” mean, with respect to a specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of stock or other securities, as executor, by contract or otherwise.

“Disclosing Party” has the meaning set forth in Section 11.2(b).

“Disclosure Documents” has the meaning set forth in Section 3.7(e)(ii).

“DTC” has the meaning set forth in Section 5.13.

“Effective Time” has the meaning set forth in Section 2.4.

“Environmental Laws” has the meaning set forth in Section 4.19.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Date Payment” has the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same will then be in effect.

“Exercise Notice” has the meaning set forth in Section 7.5(a).

“Exercise Period” has the meaning set forth in Section 7.5(a).

“Fair Market Value” means the VWAP of the NextTrip common shares on the Principal Market for the twenty (20) consecutive trading days immediately preceding such date, as determined in good faith by NextTrip using publicly available data.

“FAST” has the meaning set forth in Section 5.13.

“GAAP” means, with respect to any Person, generally accepted accounting principles in the U.S. applied on a consistent basis with such Person’s past practices.

“Governmental Authority” means any domestic or foreign, federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body.

“Hazardous Materials” has the meaning set forth in Section 4.19.

“Indebtedness” means with respect to a Person, without duplication, (a) all indebtedness or other obligation of the Person for borrowed money, whether current, short-term, or long-term, secured or unsecured; (b) all indebtedness of the Person for the deferred purchase price for purchases of property outside the Ordinary Course of Business; (c) all lease obligations of the Person under leases which are capital leases in accordance with GAAP; (d) any off-balance sheet financing of the Person including synthetic leases and project financing; (e) any payment obligations of the Person in respect of banker’s acceptances or letters of credit (other than stand- by letters of credit in support of ordinary course trade payables); (f) any liability of the Person with respect to interest rate swaps, collars, caps and similar hedging obligations; (g) any liability of the Person under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable as a result of the transactions contemplated herein; (h) any indebtedness referred to in clauses (a) through (g) above of any other Person which is either guaranteed by, or secured by a security interest upon any property owned by, the Person; and (i) accrued and unpaid interest of, and prepayment premiums, penalties or similar contractual charges arising as a result of the discharge at Closing of, any such foregoing obligation.

“Independent Accounting Firm” means Haynie & Company.

“Intellectual Property” means all intellectual property in any jurisdiction throughout the world, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, social media accounts and pages, trade names, service marks, service mark applications, common law service marks and similar indicia or origin, together with the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technology, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions (whether or not patentable), development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Knowledge” shall mean, except as otherwise explicitly provided herein, actual knowledge after reasonable investigation. NextTrip and its Affiliates shall be deemed to have “Knowledge” of a matter if such matter is known after reasonable investigation, to NextTrip’s Chief Executive Officer, William Kerby, or NextTrip’s Chief Financial Officer, Frank Orzechowski. TA and its respective Affiliates shall be deemed to have “Knowledge” of a matter if such matter is known after reasonable investigation to Luis Barberi, TA’s Chief Executive Officer. The Members shall be deemed to have “Knowledge” of a matter if any Member has actual knowledge of such matter after reasonable investigation.

“Law” and “Laws” means, with respect to any Person, any U.S. or non-U.S., federal, national, state, provincial, local, municipal, international, multinational or other Law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Liability” means any liability, obligation, or commitment of any nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“License” means any security clearance, permit, license, variance, franchise, Order, approval, consent, certificate, registration or other authorization of any Governmental Authority or regulatory body, and other similar rights.

“Licensed Software” means as set forth in Section 4.18(k).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Malicious Code” has the meaning set forth in Section 4.18(m).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (a) with respect to a Person, the business, results of operations, condition (financial or otherwise) or assets of such Person, (b) with respect to NextTrip, its shares listed on the Principal Market or SEC reporting status, or (c) the ability of the Members or NextTrip to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which TA operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP); (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with TA; (ix) any natural or man-made disaster or acts of God; (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by TA to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Party” has the meaning set forth in Section 8.2.

“Member Representative” means Luis Barberi.

“Members” has the meaning set forth in the preamble.

“Member’s Deficit” means TA’s negative retained earnings balance representing the cumulative losses of TA over its lifetime, exceeding any profits, member contributions, or dividends paid.

“Milestone Cash” has the meaning set forth in the definition of “Milestone Payment.”

“Milestone Covenants” has the meaning set forth in Section 2.3(c)(ii).

“Milestone Payment” means an amount equal to five percent (5%) of the Net Revenue generated by TA during the Milestone Period up to a maximum of Two Hundred Thousand Dollars ($200,000). The Milestone Payment shall be payable one half in cash (the “Milestone Cash”) and one half in NextTrip common shares calculated at a share price of $3.10 per share, which number shall be subject to adjustment to reflect and account for any stock split, stock dividend, combination, or other recapitalization or reclassification of NextTrip effected after the date hereof (the “Milestone Shares”).

“Milestone Period” means the period commencing with the Closing Date and ending on the date which is the one-year anniversary of the Closing Date.

“Milestone Shares” has the meaning set forth in the definition of “Milestone Payment.”

“Money Laundering Laws” has the meaning set forth in Section 4.22.

“Net Revenue” means the gross  cost of the traveled reservations (net of any cancellations) received by TA from all bookings recorded in accordance with GAAP during the Milestone Period.

“NextTrip” has the meaning set forth in the preamble.

“NextTrip Common Stock” means the common stock, $0.001 par value per share, of NextTrip.

“NextTrip Most Recent Fiscal Year End” means February 28, 2025.

“NextTrip Organizational Documents” has the meaning set forth in Section 5.5.

“Objection Notice” has the meaning set forth in Section 2.3(b)(ii).

“Open Source Technology” means any software or other Intellectual Property that is distributed as or that contain, or are derived in any manner (in whole or in part) from, any software or other Intellectual Property that is distributed as free software, open source or similar licensing or distribution models, or requires as a condition of use, modification or distribution that any Intellectual Property (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, (3) be redistributable at no charge, or (4) grants to any third party any license, non-assertion covenant or other rights or immunities to or under any Intellectual Property. Open Source Technology includes Intellectual Property licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: Apache License, MIT License, BSD 3-Clause “New” or “Revised” License or BSD 2-Clause “Simplified” or “FreeBSD” License, GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), or Affero GPL, Mozilla Public License, Common Development and Distribution License (CDDL), Eclipse Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), the Common Public License, Creative Commons License, or any license or distribution agreement or arrangement listed on www.opensource.org/licenses/index.php or any successor website thereof or that is considered “free” or “open source” by the Open Source Foundation or the Free Software Foundation.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority or regulatory body.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” and “Parties” have the respective meanings set forth in the preamble.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

“Principal Market” means the Nasdaq Capital Market, or such other trading market as the Company’s common stock is then trading.

“Pro Rata” means, with respect to each Members, the percentage set forth adjacent to his or her name on the Consideration Schedule.

“Providing Party” has the meaning set forth in Section 11.2(b).

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Registration Statements” has the meaning set forth in Section 5.11(b).

“Related Party” has the meaning set forth in Section 4.20.

“Restricted NextTrip Shares” means the Closing Shares and the Milestone Shares, subject to adjustment to reflect and account for any stock split, stock dividend, combination, or other recapitalization or reclassification of NextTrip affected after the date hereof.

“SEC” means the U.S. Securities and Exchange Commission, or any successor agency thereto.

“SEC Reports” has the meaning set forth in Section 5.11(a).

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same will be in effect at the time.

“Software” has the meaning set forth in Section 4.18(f).

“Subsidiary” or “subsidiary” of any Person means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is Controlled by such Person. For the avoidance of doubt, the Subsidiaries of any Person shall include any variable interest entity over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person.

“TA” has the meaning set forth in the preamble.

“TA Business Data” has the meaning set forth in Section 4.18(h).

“TA Business Systems” has the meaning set forth in Section 4.18(f).

“TA Disclosure Schedule” has the meaning set forth in Article IV.

“TA Financial Statements” has the meaning set forth in Section 4.12(a).

“TA Intellectual Property” has the meaning set forth in Section 4.18(b).

“TA Interests” has the meaning set forth in the Recitals.

“TA Most Recent Fiscal Year End” means December 31, 2025.

“TA Organizational Documents” has the meaning set forth in Section 4.6.

“TA Owned Software” has the meaning set forth in Section 4.18(k).

“TA’s IP” has the meaning set forth in Section 4.18(b).

“TA’s Registered IP” has the meaning set forth in Section 4.18(a).

“Tax” or “Taxes” means all taxes, assessments, duties, levies or other charge imposed by any Governmental Authority of any kind whatsoever together with any interest, penalties, fines or additions thereto and any liability for payment of taxes whether as a result of (a) being a member of an affiliated, consolidated, combined, unitary or similar group for any period; (b) any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any Person; (c) being liable for another Person’s taxes as a transferee or successor otherwise for any period; or (d) operation of Law.

“Tax Return” means all returns, declarations, reports, estimates, statements, forms and other documents filed with or supplied to or required to be provided to a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Transaction Documents” means, collectively, this Agreement, the Restrictive Covenant Agreements and all agreements, certificates, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement, including, without limitation, the exhibits hereto.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S.” means the United States of America.

“VWAP” means volume weighted average price of the NextTrip common shares on the Principal Market.

Article 2. PURCHASE AND SALE

2.1 Purchase and Sale. Upon the terms of this Agreement, at the Closing, each of the Members shall sell to NextTrip, and NextTrip shall purchase from the Members, all of the Members’ right, title, and interest in and to the TA Interests, free and clear of any Liens.

2.2 Consideration.

(a) Transactions Effected at Closing: NextTrip shall pay to the Members the Closing Cash and Closing Shares (the “Purchase Price”).

(b) Transactions to be Effected After Closing: NextTrip shall pay or deliver to the Members the Milestone Payment(s), if any.

2.3 Purchase Price Adjustments.

(a) At Closing. The Cash Consideration shall either be (1) increased by the amount, if any, by which the Members’ Deficit provided for on the Closing Date Balance Sheet is less than One Hundred Seventy-five Thousand Dollars ($175,000), or (2) decreased by the amount, if any, by which the Members’ Deficit provided for on the Closing Date Balance Sheet exceeds One Hundred Seventy-five Thousand Dollars ($175,000). Such net amount after giving effect to the adjustments listed above shall be referred to as the “Estimated Closing Date Payment.”

(b) Post-Closing.

(i) Within ninety (90) days after the Closing Date, NextTrip shall cause TA to prepare and deliver to the Members a statement (the “Closing Statement”) containing the balance sheet of TA as of the Closing Date (without giving effect to the transactions contemplated herein), including TA’s calculation of the Members’ Deficit as of the Closing Date, which statement shall be prepared in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Closing Date Balance Sheet.

(ii) If the Member Representative objects to any part of the Closing Statement as delivered by NextTrip, the Member Representative shall deliver to NextTrip written notice of such objection(s) (the “Objection Notice”) not more than thirty (30) days after the date the Member Representative receives the Closing Statement from NextTrip. If the Member Representative does not deliver the Objection Notice to NextTrip within such 30-day period, the Member Representative shall be deemed to have accepted the Closing Statement and the Closing Balance Sheet delivered by NextTrip. If the Member Representative delivers the Objection Notice to NextTrip within such 30-day period, NextTrip and the Member Representative shall use reasonable efforts to resolve all objections set forth in the Objection Notice. If NextTrip and the Member Representative do not reach a final resolution of all such objections within thirty (30) days after delivery of the Objection Notice, NextTrip and the Member Representative shall submit all unresolved objections to the Independent Accounting Firm for resolution. Any documents submitted by NextTrip or the Member Representative to the Independent Accounting Firm, either unilaterally or at the Independent Accounting Firm’s request, shall be simultaneously submitted to either the Member Representative or NextTrip, as applicable. The Independent Accounting Firm’s decision shall be rendered within forty-five (45) days after submittal. The Independent Accounting Firm shall serve as an expert, not an arbitrator, however, subject to the remainder of this Section, its determination shall be set forth in writing and shall be conclusive and binding upon NextTrip and the Member Representative, absent manifest error or an arbitrary decision. The Closing Statement and the Closing Balance Sheet shall be revised by NextTrip as appropriate to reflect the resolution of any such objections among NextTrip and the Member Representative or by the Independent Accounting Firm.

(iii) The scope of the disputes, if any, to be resolved by the Independent Accounting Fim shall be limited to correcting mathematical errors and determining whether items in dispute were determined in accordance with this Agreement, and the Independent Accounting Firm is not to make any other determinations. In resolving any disputed item, the Independent Accounting Firm (A) shall be bound by the provisions of this Section 2.2 and the definitions set forth in this Agreement, (B) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value claimed for such item by either NextTrip or the Member Representative, (C) shall restrict its decision to items included in the Objection Notice which are then in dispute, and (D) may review only the written presentations of NextTrip and the Member Representative in resolving any matter which is in dispute.

(iv) In the event NextTrip or the Member Representative submits any unresolved objection to the Closing Statement to the Independent Accounting Firm for resolution as provided in this Section 2.3, NextTrip and the Member Representative shall share responsibility for the fees and expenses of the Independent Accounting Firm as follows:

(A) If the Independent Accounting Firm resolves all of the unresolved objections in favor of the Member Representative, NextTrip shall be responsible for all of the fees and expenses of the Independent Accounting Firm;

(B) If the Independent Accounting Firm resolves all of the unresolved objections in favor of NextTrip, the Members, jointly and severally, shall be responsible for all of the fees and expenses of the Independent Accounting Firm; and

(C) If the Independent Accounting Firm resolves some of the unresolved objections in favor of the Member Representative and the rest of the unresolved objections in favor of NextTrip, the Members, jointly and severally, shall be responsible for a proportionate amount of the fees and expenses of the Independent Accounting Firm based on the dollar amount of the unresolved objections resolved against the Member Representative compared to the total dollar amount of all unresolved objections submitted to the Independent Accounting Firm and NextTrip shall be responsible for a proportionate amount of the fees and expenses of the Independent Accounting Firm based on the dollar amount of the unresolved objections resolved against NextTrip compared to the total dollar amount of all unresolved objections submitted to the Independent Accounting Firm.

(v) Upon the final determination of the Accumulated Deficit as of the Closing pursuant to this Section 2.3 (the “Closing Deficit”), the Purchase Price shall then be adjusted as follows: (A) if the Estimated Closing Date Payment was too high, the Members shall be obligated to pay to NextTrip cash in an amount equal to the such difference; (B) if the Estimated Closing Date Payment was too low, NextTrip shall be obligated to pay to the Member Representative an additional cash amount equal to such difference; or (C) if the Estimated Closing Date Payment was correct, then there shall be no adjustment made to the Purchase Price in respect of the Closing Deficit.

(vi) Any amounts payable by NextTrip under Section 2.3(b)(v) shall be paid by wire transfer of immediately available funds within three (3) Business Days after the date on which the Closing Deficit is finally determined pursuant to Section 2.3.

(c) Milestone Payments.

(i) No later than ten (10) days following the completion of the Milestone Period, NextTrip shall pay to the Members the Milestone Payment.

(ii) During the Milestone Period, NextTrip shall (A) use commercially reasonable efforts to operate TA in substantially the same manner in which TA was operated prior to the Closing and act in good faith and in the spirit of fair dealing with respect to the provisions of this Agreement and shall not take any action in bad faith or which has the primary purpose of reducing the earning or payment of the Milestone Payment (if any), (B) use commercially reasonable efforts to facilitate the ongoing business requirements of TA during the Milestone Period (A) and (B), collectively the “Milestone Covenants”. During the Milestone Period, the Members shall receive, on a monthly basis, a report of all transactions made in the TA customer deposit account and supporting documentation.

(d) Withholdings. NextTrip shall be entitled to deduct and withhold from any portion of the Purchase Price such amounts as are required to be deducted and withheld under the Code, or any applicable provision of state, local or foreign tax law, as determined in good faith by NextTrip. All such withheld amounts shall be treated as delivered to the Members Pro Rata hereunder. If NextTrip receives a refund of, or credit for, any such Taxes (net of reasonable out-of-pocket expenses and Taxes incurred in obtaining such refund or credit), NextTrip shall pay the amount of such refund or credit to the Members Pro Rata within twenty (20) Business Days of receipt of such amounts by NextTrip. Nothing in this Section shall obligate NextTrip to pay any additional consideration on account of any required deduction or withholding or limit any remedy available to NextTrip under this Agreement with respect to Taxes for which any Member is liable.

2.4 Closing. The closing of the sale and purchase of the TA Interests (the “Closing”) shall take place concurrently with the execution of this Agreement remotely via the exchange of counterpart signatures and any other deliveries, or at such other date as mutually agreed upon in writing by the Parties (the “Closing Date”). All transactions which are to take place at the Closing shall be considered to have taken place simultaneously, and no delivery or payment shall be considered to have been made until all the transactions have been completed. Title to, ownership of, control over and risk of loss of the TA shall pass to NextTrip effective as of 12:01 a.m. on the Closing Date (the “Effective Time”) unless provided otherwise herein. All monetary amounts payable pursuant to this Agreement shall be paid by wire transfer or delivery of other immediately available United States funds, as directed by the Person receiving payment.

Article 3. REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

The Members, jointly and severally, hereby represent and warrant to NextTrip that the statements contained in this Article III are true, correct and complete as of the date of this Agreement.

3.1 Authority. Each Member has all requisite authority and power to enter into and deliver this Agreement and any of the other Transaction Documents to which such Member is a party, and any other certificate, agreement, document or instrument to be executed and delivered by such Member in connection with the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Transaction Documents to which the Members are a party will be, duly and validly authorized and approved, executed and delivered by the Members.

3.2 Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than the Members, this Agreement and each of the Transaction Documents to which the Members are a party are duly authorized, executed and delivered by each Member, and constitute the legal, valid and binding obligations of such Members, enforceable against such Members in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally.

3.3 No Conflicts. Neither the execution or delivery by the Members of this Agreement or any Transaction Document to which the Members are a party, nor the consummation or performance by the Members of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which any Member is a party or by which the properties or assets of the Members are bound; or (b) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of such Members under, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the assets or properties of the Members or TA under, any note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which any Member is a party or any of any Members’s assets and properties are bound or affected, except, in the case of any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

3.4 Ownership of TA Interests. The Members are the sole record and beneficial owners, of, and own, of record and beneficially, and have good, valid and indefeasible title to and the right to transfer to NextTrip pursuant to this Agreement the TA Interests free and clear of any and all Liens. There are no options, rights, voting trusts, Member agreements or any other Contracts or understandings to which any Member is a party or by which the Members or the TA Interests are bound with respect to the issuance, sale, transfer, voting or registration of the TA Interests. Each Member has sole managerial and dispositive authority with respect to its TA Interests and no Member has granted any third party a proxy, option or other right to buy its TA Interests or any interest therein that has not expired or been validly withdrawn. At the Closing, NextTrip will acquire a good, valid and marketable title to the TA Interests free and clear of any and all Liens.

3.5 Certain Proceedings. There is no Action pending against, or to the Knowledge of the Members, threatened against or affecting, the Members by any Governmental Authority or other Person with respect to the Members that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

3.6 Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Members or TA for any commission, fee or other compensation as a finder or broker, or in any similar capacity, based upon arrangements made by or on behalf of the Members or TA.

3.7 Investment Representations.

(a) Each Member understands and agrees that, if deemed acquired by such Member hereunder, the Restricted NextTrip Shares are being acquired for investment purposes for its own account and not with a view to the resale or distribution of any part thereof, and such Member has no present intention of selling or otherwise distributing his/her/its Restricted NextTrip Shares, except in compliance with applicable securities Laws.

(b) Each Member understands and agrees that the Restricted NextTrip Shares issued hereunder are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by such Member pursuant hereto, the Restricted NextTrip Shares would be acquired in a transaction not involving a public offering. Such Member understands and agrees that shares are Restricted NextTrip Shares. Each Member further acknowledges and agrees that upon issuance, the Restricted NextTrip Shares may not be resold without registration under the Securities Act or in reliance upon an available exemption therefrom. Each Member represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby, and specifically those in subparagraph (i) thereof, and otherwise by the Securities Act.ch Member understands and agrees that the Restricted NextTrip Shares issued pursuant to this Agreement have not been registered under the Securities Act or the securities Laws of any state of the U.S.

(c) Each Member understands that the Restricted NextTrip Shares are being offered and issued to such Member in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Members set forth in this Agreement, in order for NextTrip to determine the applicability and availability of the exemptions from registration of the Restricted NextTrip Shares on which NextTrip is relying.

(d) Each Member further represents and warrants to NextTrip that:

(i) it qualifies as an Accredited Investor;

(ii) it consents to the placement of a legend on any certificate or other document evidencing the Restricted NextTrip Shares substantially in the form set forth in Section 3.8(a);

(iii) it has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect its interests in connection with the transactions contemplated by this Agreement;

(iv) it has consulted, to the extent that he, she or it has deemed necessary, with its tax, legal, accounting and financial advisors concerning his, her or its investment in the Restricted NextTrip Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Restricted NextTrip Shares;

(v) it has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding NextTrip that it has requested and all such public information is sufficient for it to evaluate the risks of investing in the Restricted NextTrip Shares;

(vi) it has been afforded the opportunity to ask questions of and receive answers concerning NextTrip and the terms and conditions of the issuance of the Restricted NextTrip Shares;

(vii) it is not relying on any representations and warranties concerning NextTrip made by NextTrip or any officer, employee or agent of NextTrip, other than those contained in this Agreement or the SEC Reports;

(viii) it will not sell or otherwise transfer the Restricted NextTrip Shares, unless either (A) the transfer of the Restricted NextTrip Shares is registered under the Securities Act or (B) an exemption from such registration is available;

(ix) it understands and acknowledges that NextTrip is under no obligation to register the Restricted NextTrip Shares for sale under the Securities Act;

(x) it represents that the address furnished to NextTrip is its principal office;

(xi) it understands and acknowledges that the Restricted NextTrip Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning NextTrip that has been supplied to it and that any representation to the contrary is a criminal offense; and

(xii) it acknowledges that the representations, warranties and agreements made by it herein shall survive the execution and delivery of this Agreement and the issuance of the Restricted NextTrip Shares.

(e) Each Member is aware of, has received and had an opportunity to review:

(i) NextTrip’s Annual Report on Form 10-K for the year ended February 28, 2025; and

(ii) NextTrip’s current reports on Form 8-K, proxy statements, Form 10-Qs (which filings can be accessed by going to www.sec.gov), from January 1, 2023, to the date of such Members’s entry into this Agreement, in each case (i) through (ii), including the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by it of NextTrip. Each Member acknowledges that due to its receipt of and review of the Disclosure Documents, it has received similar information as would be included in a Registration Statement filed under the Securities Act.

(f) No Member has become aware of or been offered the Restricted NextTrip Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to such Member’s Knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising.

3.8 Stock Legends. The Members hereby agree and acknowledge as follows:

(a) The certificates or book-entry notices evidencing the Restricted NextTrip Shares and each certificate or book entry issued in transfer thereof, will bear the following or similar legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(b) The certificates or book entries representing the Restricted NextTrip Shares, and each certificate or book entry issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any state corporate and state securities law, or Contract.

3.9 Insider Trading. Each Member certifies and confirms that it has not directly, or through any third parties, purchased, nor caused to be purchased in the public marketplace any publicly traded shares of NextTrip. Each Member further certifies and confirms that it has not communicated the nature of the transactions contemplated herein, is not aware of any disclosure of non-public information regarding NextTrip or the transactions contemplated herein and is not a party to any insider trading in NextTrip’s securities. Each Member further certifies and confirms that it has not “tipped” any related parties or third parties regarding the transactions contemplated herein, or advised any parties to purchase, sell or otherwise trade NextTrip’s securities.

3.10 No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, schedule, exhibit, certificate or instrument furnished to NextTrip by the Members pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

Article 4. REPRESENTATIONS AND WARRANTIES OF TA

TA represents and warrants to NextTrip, subject to the exceptions and qualifications specifically set forth or disclosed in writing in the disclosure schedule delivered by TA to NextTrip contemporaneously with the execution of this Agreement (collectively, the “TA Disclosure Schedule”) that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement. Each reference to “TA” below shall include a reference to TA’s subsidiaries.

4.1 Organization and Qualification. TA is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate authority and power, Licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on TA.

4.2 Authority. TA has all requisite authority and power (corporate and other), Licenses, authorizations, consents and approvals to enter into and deliver this Agreement and any of the other Transaction Documents to which TA is a party and any other certificate, agreement, document or instrument to be executed and delivered by TA in connection with the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by TA and the performance by TA of its obligations hereunder and thereunder and the consummation by TA of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of TA. TA does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person or Governmental Authority in order for the Parties to execute, deliver or perform this Agreement or the transactions contemplated hereby. This Agreement has been, and each of the Transaction Documents to which TA is a party will be, duly and validly authorized and approved, executed and delivered by TA.

4.3 Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than TA, this Agreement and each of the Transaction Documents to which TA is a party is duly authorized, executed and delivered by TA and constitutes the legal, valid and binding obligations of TA enforceable against TA in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally.

4.4 No Conflicts. Neither the execution nor the delivery by TA of this Agreement or any Transaction Document to which TA is a party, nor the consummation or performance by TA of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the TA Organizational Documents; (b) contravene, conflict with or result in a violation of any Law, Order, charge or other restriction or decree applicable to TA, or by which TA or any of its respective assets and properties are bound or affected; (c) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of TA under, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the assets or properties of TA under, any note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which TA is a party or by which TA or any of its respective assets and properties are bound or affected; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by TA or that otherwise relate to the business of, or any of the properties or assets owned or used by, TA, except, in the case of clauses (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect on TA.

4.5 Subsidiaries. Except as set forth on Section 4.5 of the TA Disclosure Schedule, TA does not own, directly or indirectly, any equity or other ownership interest in any corporation, limited liability company, limited or general partnership, joint venture or other entity or enterprise, and there are no contracts or other obligations (contingent or otherwise) of TA to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, any other Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

4.6 Organizational Documents. TA has delivered or made available to NextTrip true and correct copies of the Articles of Organization and Operating Agreement of TA and each of its subsidiaries and Affiliates, and any other organizational documents of TA and each of its subsidiaries and Affiliates, each as amended to date, and each such instrument is in full force and effect (collectively, the “TA Organizational Documents”). Neither TA, nor its subsidiaries or Affiliates are in violation of any of the provisions of the TA Organizational Documents. The minute books (containing the records or meetings of the Members, the managers and any committees), as provided or made available to NextTrip, are correct and complete.

4.7 Capitalization. The TA Interests and the authorized and outstanding voting securities of each of TA’s subsidiaries and Affiliates is set forth in Section 4.7 of the TA Disclosure Schedule. Except as set forth on such schedule, no TA Interests or other voting securities of TA and each of its subsidiaries or Affiliates were issued, reserved for issuance or outstanding. TA owns of record and beneficially all of the capital stock or other voting securities of each of its subsidiaries and Affiliates. All the outstanding units of TA and all the outstanding capital stock of each of its subsidiaries and affiliates are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the applicable jurisdiction of formation, the TA Organizational Documents, or any Contract to which TA is a party or otherwise bound. There are not any bonds, debentures, notes or other Indebtedness of TA or any of its subsidiaries of Affiliates having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the TA Interests, or other voting securities may vote. There are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which TA is a party or by which it is bound (x) obligating TA or its subsidiaries and Affiliates, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, TA or its subsidiaries or Affiliates; (y) obligating TA or its subsidiaries or Affiliates to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking; or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock or other equity interests of TA or any of its subsidiaries and Affiliates. There are no outstanding Contracts or obligations of TA to repurchase, redeem or otherwise acquire any units or other equity interests of TA or any of its subsidiaries and Affiliates. There are no registration rights, proxies, voting trust agreements or other agreements or understandings with respect to any class or series of any unit or other security of TA and each of its subsidiaries and Affiliates.

4.8 Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against TA or the Members for any commission, fee or other compensation as a finder or broker, or in any similar capacity, based upon arrangements made by or on behalf of TA or the Members.

4.9 Compliance with Laws. The business and operations of TA have been and are being conducted in accordance with all applicable Laws and Orders. TA is not in conflict with, or in default or violation of and, to the Knowledge of TA, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of or default under, any (a) Law, rule, regulation, judgment or Order; or (b) note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which TA is a party or by which TA, any of its subsidiaries or Affiliates or any of their respective assets and properties are bound or affected. There is no agreement, judgment or Order binding upon TA or any of its subsidiaries or Affiliates which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing any business practice of TA or the conduct of business by TA as currently conducted. TA has filed all forms, reports and documents required to be filed with any Governmental Authority and TA has made available such forms, reports and documents to NextTrip. As of their respective dates, such forms, reports and documents complied in all material respects with the applicable requirements pertaining thereto and none of such forms, reports and documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.10 Certain Proceedings. There is no Action pending against, or to the Knowledge of TA, threatened against or affecting, TA or any subsidiary of TA, by any Governmental Authority or other Person with respect to TA or any subsidiary of TA, or its business or that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. TA and its subsidiaries, are not, and to the Knowledge of TA have not been, a party to any material litigation or, within the past two (2) years, the subject of any threat of material litigation (litigation shall be deemed “material” if the amount at issue exceeds the lesser of Ten Thousand Dollars ($10,000) per matter or Twenty-five Thousand Dollars ($25,000) in the aggregate). TA and its subsidiaries are not in violation of and, to the Knowledge of TA, are not under investigation with respect to and have not been threatened to be charged with or given notice of any violation of any applicable Law, rule, regulation, judgment or Order. Neither TA, nor its subsidiaries, nor to TA’s Knowledge, any past or present director or officer (in his or her capacity as such) or affiliate of TA or its subsidiaries, is or has been the subject of any civil, criminal, or administrative Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Neither TA, nor its subsidiaries, nor, to TA’s Knowledge, any past or present director or officer (in his or her capacity as such) or affiliate of TA or its subsidiaries, have any reason to believe that they will be the subject of any civil, criminal, or administrative Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Neither TA, nor its subsidiaries, nor, to TA’s Knowledge, any past or present director or officer (in his or her capacity as such) or affiliate of TA or its subsidiaries, has any reason to believe that they will be the subject of any civil, criminal, or administrative Action brought by any federal or state agency.

4.11 Contracts. Except as set forth in Section 4.11 of the TA Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of TA. TA is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect of TA. TA has obtained the necessary approvals with each vendor to advise of the transfer of ownership of TA.

4.12 Financial Statements; Books and Records; Accounts Receivable.

(a) TA has delivered to NextTrip financial statements, and quarterly statements of TA for the past two (2) years (the “TA Financial Statements”). The TA Financial Statements fairly present in all material respects the financial position of TA as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, to normal, immaterial, year-end audit adjustments.

(b) The books and records of TA are complete and correct in all material respects and have been maintained in accordance with sound business practices consistent with industry standards.

(c) The accounts receivable of TA are reflected on the books and records of TA and represent valid obligations arising from the sale of products or performance of services in the Ordinary Course of Business. To the Knowledge of TA, the accounts receivable are current and collectible, net of the respective reserves established on TA’s books and records in accordance with past practices consistently applied. To the Knowledge of TA, there is no contest, claim or right of set-off under any Contract relating to accounts receivable with respect to the amount or validity of such accounts receivable. Section 4.12(a)(iii) of the TA Disclosure Schedule sets forth a complete and accurate aging report of such accounts receivable.

4.13 Tax Matters.

(a) Tax Returns. TA has filed all Tax Returns required to be filed (if any) by or on behalf of TA and has paid all Taxes of TA required to have been paid (whether or not reflected on any Tax Return). No Governmental Authority in any jurisdiction has made a claim, assertion or threat to TA that TA is or may be subject to taxation by such jurisdiction. There are no Liens with respect to Taxes on TA’s property or assets. There are no Tax rulings, requests for rulings, or closing agreements relating to TA for any period (or portion of a period) that would affect any period after the date hereof. All Taxes that TA is or was required by Law to withhold or collect have been withheld and collected and have been timely paid over in the appropriate amounts to the proper Governmental Authority as required by Law. TA has not distributed units or shares of another entity, nor has TA had its units distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code. All related-party transactions involving TA have complied with all transfer pricing requirements in all jurisdictions in which TA does business, including at arm’s length prices and terms in compliance with Section 482 of the Code. TA has not obtained or sought any Tax savings, Tax deferrals or other Tax benefits under the CARES Act. TA has established adequate accruals and reserves, in accordance with GAAP, on the TA Financial Statements for all Taxes payable by TA for all taxable periods and portions thereof. The consummation of the transactions contemplated by this Agreement, by itself or together with any other contracts, transactions or events, will not cause any amounts to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code.

(b) No Adjustments, Changes. Neither TA nor any other Person on behalf of TA:

(i) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or

(ii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

(c) No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of TA, nor is any such claim or dispute pending or contemplated. TA has delivered to NextTrip true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by TA, if any, since its inception and any and all correspondence with respect to the foregoing.

(d) Not a U.S. Real Property Holding Corporation. TA is not and has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e) No Tax Allocation, Sharing. TA is not and has not been a party to any Tax allocation or sharing agreement.

4.14 Internal Accounting Controls. TA maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. TA has established disclosure controls and procedures for TA and designed such disclosure controls and procedures to ensure that material information relating to TA is made known to the officers by others within TA. TA’s officers have evaluated the effectiveness of TA’s controls and procedures. Since TA’s Most Recent Fiscal Year End, there have been no significant changes in TA’s internal controls or, to the Knowledge of TA, in other factors that could significantly affect TA’s internal controls.

4.15 Labor Matters.

(a) Except as set forth in Section 4.15(a) of the TA Disclosure Schedule, there are no collective bargaining or other labor union agreements to which TA is a party or by which it is bound, and no material labor dispute exists or, to the Knowledge of TA, is imminent with respect to any of the employees of TA.

(b) Section 4.15(b) of the TA Disclosure Schedule sets forth a list of all TA employees, independent contractors or other Persons providing comparable services to it. TA is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, and occupational safety and health. TA is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(c) To the Knowledge of TA, no director, officer or employee of TA is a party to, or is otherwise bound by, any Contract (including any confidentiality, non-competition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (i) the performance of his or her duties as a director, officer or employee of TA; or (ii) the ability of TA to conduct its business. Except as set forth in Section 4.15(c) of the TA Disclosure Schedule, each employee of TA is employed on an at-will basis and TA does not have any Contract with any of its employees which would interfere with its ability to discharge its employees.

4.16 Employee Benefits.

(a) TA does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of TA. There are not any employment, consulting, indemnification, severance or termination agreements or arrangements between TA and any current or former employee, officer or director of TA, nor does TA have any general severance plan or policy.

(b) TA does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of TA.

(c) Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of TA, will result in

(i) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from TA;

(ii) any increase in the amount of compensation or benefits payable to any such individual; or

(iii) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No arrangement or other Contract of TA provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of TA.

4.17 Title to Assets. TA has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which TA has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of TA to conduct business as currently conducted.

4.18 Intellectual Property; Data Privacy.

(a) Section 4.18(a) of the TA Disclosure Schedule sets forth a true, complete and correct list of all applications and registrations of Intellectual Property owned by TA (“TA’s Registered IP”). TA is the sole and exclusive owner of all of TA’s Registered IP. All required filings and fees related to TA’s Registered IP have been timely filed and paid, and all TA’s Registered IP is otherwise in good standing.

(b) Section 4.18(b) of the TA Disclosure Schedule sets forth a true, complete, and correct list of all Intellectual Property which TA uses or holds for use, which is not TA’s Registered IP (“TA’s IP”). TA’s Registered IP and TA’s IP together (“TA Intellectual Property”) constitutes all of the Intellectual Property needed, used or held for use by TA to operate its business as presently conducted. TA is the sole and exclusive owner of or has a valid and enforceable license or other right to use the TA Intellectual Property, as a case maybe, free and clear of any Liens and, to the Knowledge of TA, any infringing or diluting uses thereof by third parties.

(c) All of the TA Intellectual Property is valid and enforceable, and all registrations of TA Intellectual Property are subsisting and in full force and effect and have not been cancelled. TA has taken all reasonable and necessary steps to maintain and enforce the TA Intellectual Property. TA has neither abandoned nor granted any license, permit or other consent or authorization to any third party to use any of the TA Intellectual Property. None of the TA Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, injunction or restriction or agreement restricting the scope or use thereof. To the Knowledge of TA, none of the TA Intellectual Property, the conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted, or the products and services of the TA, in each case, has infringed, misappropriated, or otherwise violated and will infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any kind of any third party. There are, and have been formerly, no threats, claims, suits, actions or other proceedings (including any oppositions, interferences, reviews, or re- examinations) settled or pending or, to the Knowledge of the TA, threatened in writing that allege any such infringement, misappropriation or violation or challenging the validity, enforceability, registrability, or ownership of any TA Intellectual Property.

(d) To TA’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any of TA’s Intellectual Property.

(e) TA has taken all necessary steps to maintain and protect, and to provide for the continuity, integrity, and security of, trade secrets and other confidential information of or held by TA, including requiring all Persons having access thereto to execute written non-disclosure agreements. TA has used commercially reasonable efforts to enter into written agreements with current and former employees, and with current and former independent contractors, who are or were involved in or have contributed to the invention, creation, or development of any TA Intellectual Property during the course of employment or engagement with TA, whereby the employee or independent contractor (1) acknowledges TA’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with TA; (2) grants to TA a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (3) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law.

(f) The computer programs, software and code, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, input and output formats, libraries, data, data models and databases, and all related specifications and documentation, including developer notes, comments and annotations, operating instructions, user manuals, training materials and tangible media relating to any of the foregoing (“Software”), information technology and computer systems (including the computers, computer software, databases, firmware, middleware, servers, workstations, routers, hubs, switches, interfaces, data communications lines, websites, applications and all other information technology equipment and software, and all associated documentation) of TA (collectively, “TA Business Systems”) are reasonably sufficient for the immediate and anticipated needs of the business and operations of TA. TA Business Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity for all software, in each case as necessary for the conduct of the business and operations of TA as currently conducted and as currently contemplated to be conducted. TA maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, acts in compliance therewith, and tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

(g) TA’s data, privacy and security practices comply, and at all times have complied, in all material respects, with all Laws relating to the processing of personal data, data privacy, data or cyber security, breach notification, or data localization, including the Federal Trade Commission Act, the California Consumer Privacy Act (CCPA), GDPR and HIPAA for the conduct of business as currently conducted, and in connection with the consummation of the transactions contemplated by this Agreement.

(h) TA has implemented and at all times has maintained reasonable and appropriate organizational, physical, administrative and technical measures consistent with the industry in which TA operates to protect the operation, confidentiality, integrity and security of all of TA’s confidential and other data and information in the conduct of the business of TA (“TA Business Data”) and the TA Business Systems, against misuse. TA Business Systems are free from material bugs and other defects and do not contain any “virus,” “worm,” “spyware” or other malicious software.

(i) TA has obligated all third party service providers, outsourcers, and processors of confidential information on their behalf and all third parties managing TA Business Systems on their behalf to appropriate contractual terms relating to the processing of TA Business Data (as applicable and as required by Data Protection and Security Requirements) and information security and have taken reasonable measures to ensure that such third parties have complied with their contractual obligations. Without limiting the generality of the foregoing, TA has entered into business associate agreements with vendors and customers in all situations where required by applicable Law.

(j) TA has not received any notice of any claims, investigations, for alleged violations of Data Protection and Security Requirements with respect to personal data subject to processing by, or under the control of, TA, and, to the Knowledge of TA, there are no facts or circumstances that are likely to form the basis for any such claims, investigations or allegations.

(k) TA has obtained the right to use all Software (i) used in its business, other than off-the-shelf Software (“Licensed Software”) and (ii) developed by TA and that is used in the business of TA (“TA Owned Software”). TA is in compliance with all material provisions of any Contract pursuant to which TA has the right to use the Licensed Software.

(l) Section 4.18(l) of the Disclosure Schedule identifies all Open Source Technology that is or has been used by TA in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any TA Owned Software. TA has not used any Open Source Technology in a manner that requires, or would reasonably be expected to require, the (i) disclosure or distribution of any TA Owned Software in source code form, (ii) license or other provision of any TA Owned Software on a royalty-free basis, or (iii) grant of any license, non-assertion covenant or other rights or immunities under any TA Owned Software or rights to modify, make derivative works based on, decompile, disassemble or reverse engineer any TA Owned Software, including any “copyleft” license. TA has complied with all notice, attribution and other requirements of each applicable Open Source Technology license in all material respects.

(m) No TA Owned Software (or, to the Knowledge of TA, other software) used in the business or operations of TA or provision of any TA product or service contains any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) that would reasonably be expected to impair the normal and authorized operation of any computer system, network or device or damage, destroy or prevent the access to or use of any data without consent.

(n) TA is in actual possession of and has exclusive control over all source code for all TA Owned Software. TA possesses all source code and other documentation and materials necessary or useful to compile, maintain and operate all TA Owned Software. TA has not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any TA Owned Software to any Person, other than in the performance of services for TA.

(o) To TA’s Knowledge, TA is in compliance in all material respects with all applicable Laws pertaining to (i) data security, cybersecurity, privacy, and (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of personal data, to the extent that it is subject to same. Except as set forth in Schedule 4.18 of the TA Disclosure Schedule, TA does not have any premises, employees or tangible assets, and does not conduct any business activities, in any country other than the U.S.

4.19 Environmental Laws. TA (a) is in compliance with all Environmental Laws (as defined below); (b) has received all Licenses or other approvals required under applicable Environmental Laws to conduct its business; and (c) is in compliance with all terms and conditions of any such License or approval where, in each of the foregoing clauses (a), (b) and (c), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on TA. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, Licenses, notices or notice letters, Orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

4.20 Transactions with Affiliates and Employees. Except as set forth in Section 4.20 of the TA Disclosure Schedule, no officer, director, employee of TA or any Affiliate of any such Person (each, a “Related Party”), has or has had, either directly or indirectly, an interest in any transaction with TA (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services, materials, or other items, to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or, to the Knowledge of TA, any entity in which any such Person has an interest or is an officer, director, trustee or partner. Except as set forth in Section 4.20 of the TA Disclosure Schedule, TA is not dependent on any services or materials owned by any Related Party.

4.21 Liabilities. Except as set forth on Section 4.21 of the TA Disclosure Schedule or in the TA Financial Statements, TA has no Liability (and there is no Action pending, or to the Knowledge of TA, threatened against TA that would reasonably be expected to give rise to any Liability). TA is not a guarantor nor is it otherwise liable for any Liability or obligation (including Indebtedness) of any other Person. There are no financial or contractual obligations (including any obligations to issue membership interests or other securities) executory after the Closing Date.

4.22 Money Laundering Laws. The operations of TA are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving TA with respect to the Money Laundering Laws is pending or, to the Knowledge of TA, threatened.

4.23 Foreign Corrupt Practices. Neither TA, nor, to the Knowledge of TA, any director, officer, agent, employee or other Person acting on behalf of TA has, in the course of its actions for, or on behalf of, TA (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.24 Absence of Certain Changes or Events. Except as set forth in Section 4.24 of the TA Disclosure Schedule, since the date of the latest balance sheet included in the TA Financial Statements:

(a) TA has conducted its business only in Ordinary Course of Business;

(b) there has not been any change in the assets, Liabilities, financial condition or operating results of TA, except changes in the Ordinary Course of Business that have not caused, in the aggregate, a Material Adverse Effect on TA.

(c) TA has not taken any steps to seek protection pursuant to any Law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does TA have any Knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

4.25 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on TA, (a) TA and its subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of TA reasonably has determined to be prudent and consistent with industry practice, and TA and its subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of TA and its subsidiaries, TA or its relevant subsidiary is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by TA or its subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither TA nor its subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.26 Investment Company. TA is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.27 No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, schedule, exhibit, certificate or instrument furnished to NextTrip by TA pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

Article 5. REPRESENTATIONS AND WARRANTIES OF NEXTTRIP

NextTrip hereby represents and warrants to TA and the Members, subject to the exceptions and qualifications specifically set forth or disclosed in the SEC Reports, that the statements contained in this Article V are correct and complete as of the date of this Agreement. All references below to NextTrip’s “subsidiaries” shall only refer to NextTrip’s wholly owned subsidiaries and not any minority owned subsidiaries.

5.1 Organization and Qualification. NextTrip is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate authority and power, Licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on NextTrip. The NextTrip Common Stock is presently quoted on the Principal Market and, except as disclosed in the SEC Reports, NextTrip has not received any notice from the SEC that it has or will commence, institute or bring a proceeding pursuant to Section 12(j) of the Exchange Act.

5.2 Authority. NextTrip has all requisite authority and power, Licenses, authorizations, consents and approvals to enter into and deliver this Agreement and any of the other Transaction Documents to which NextTrip is a party and any other certificate, agreement, document or instrument to be executed and delivered by NextTrip in connection with the transactions contemplated hereby and thereby and, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by NextTrip and the performance by NextTrip of its respective obligations hereunder and thereunder and the consummation by NextTrip of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of NextTrip. NextTrip is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person or Governmental Authority in order for the Parties to execute, deliver or perform this Agreement or the transactions contemplated hereby other than filings and notices required by SEC rules and regulations and requirements of the Principal Market, all of which have been or will be timely made. This Agreement has been, and each of the Transaction Documents to which NextTrip is a party will be, duly and validly authorized and approved, executed and delivered by NextTrip.

5.3 Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than NextTrip, this Agreement and each of the Transaction Documents to which NextTrip is a party are duly authorized, executed and delivered by NextTrip and constitutes the legal, valid and binding obligations of NextTrip enforceable against NextTrip in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally.

5.4 No Conflicts. Neither the execution nor the delivery by NextTrip of this Agreement or any Transaction Document to which NextTrip is a party, nor the consummation or performance by NextTrip of the transactions contemplated hereby or thereby (except as discussed below) will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of NextTrip Organizational Documents; (b) contravene, conflict with or result in a violation of any Law, Order, charge or other restriction or decree of any Governmental Authority or any rule or regulation of the Principal Market applicable to NextTrip, or by which NextTrip or any of its respective assets and properties are bound or affected; (c) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of NextTrip under, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the assets or properties of NextTrip under, any note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which NextTrip is a party or by which NextTrip or any of its respective assets and properties are bound or affected (except as relating to notes, bonds, mortgages, indentures, Contracts and other instruments requiring approval of counterparties which have not been obtained as of the date of this Agreement, but which will be obtained prior to Closing); or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Licenses, permits, authorizations, approvals, franchises or other rights held by NextTrip or that otherwise relate to the business of, or any of the properties or assets owned or used by, NextTrip, except, in the case of clauses (b), (c) or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect on NextTrip.

5.5 Organizational Documents; Subsidiaries. NextTrip has delivered or made available to TA a true and correct copy of the Articles of Incorporation and Bylaws of NextTrip and any other organizational documents of NextTrip, each as amended, and each such instrument is in full force and effect (the “NextTrip Organizational Documents”). NextTrip is not in violation of any of the provisions of its NextTrip Organizational Documents. The minute books of NextTrip (containing the records or meetings of NextTrip’s stockholders, board of directors and any committees thereof), as provided or made available to TA, are correct and complete. Except as set forth in the SEC Reports, NextTrip does not own, directly or indirectly, any equity or other ownership interest in any corporation, limited liability company, limited or general partnership, joint venture or other entity or enterprise, and there are no Contracts or other obligations (contingent or otherwise) of NextTrip to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, any other Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

5.6 Capitalization.

(a) No shares of NextTrip capital stock or other voting securities of NextTrip and each of its majority subsidiaries are issued, reserved for issuance or outstanding. NextTrip owns of record and beneficially all of the capital stock or other voting securities of each of its subsidiaries. All the outstanding NextTrip Common Stock shares and all the outstanding capital stock of each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the applicable jurisdiction of formation, the NextTrip Organizational Documents or any Contract to which NextTrip is a party or otherwise bound. There are not any bonds, debentures, notes or other Indebtedness of NextTrip or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the NextTrip Common Stock or other voting securities may vote. Except as set forth in the SEC Filings, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which NextTrip is a party or by which it is bound (x) obligating NextTrip or its subsidiaries, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, NextTrip or its subsidiaries; (y) obligating NextTrip or its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking; or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock or other equity interests of NextTrip and each of its subsidiaries. There are no outstanding Contracts or obligations of NextTrip to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of NextTrip or any of its subsidiaries. Except at set forth in the SEC Reports, there are no registration rights, proxies, voting trust agreements or other agreements or understandings with respect to any class or series of any capital stock or other security of NextTrip and each of its subsidiaries, which has not previously been satisfied or waived.

(b) The issuance of the Restricted NextTrip Shares to the Members has been duly authorized and, upon delivery to the Members of certificates therefore, at Closing, in accordance with the terms of this Agreement, the Restricted NextTrip Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Members and restrictions on transfer imposed by this Agreement and the Securities Act.

5.7 Compliance with Laws. The business and operations of NextTrip have been and are being conducted in material accordance with all applicable Laws and Orders. NextTrip is not in conflict with, or in default or violation of and, to the Knowledge of NextTrip, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of or default under, any (a) Law, rule, regulation, judgment or Order; or (b) note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which NextTrip is a party or by which NextTrip, any of its subsidiaries or Affiliates or any of their respective assets and properties are bound or affected. There is no agreement, judgment or Order binding upon NextTrip or any of its subsidiaries or Affiliates which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing any business practice of NextTrip or the conduct of business by NextTrip as currently conducted. NextTrip has filed all forms, reports and documents required to be filed with any Governmental Authority and NextTrip has made available such forms, reports and documents to TA. As of their respective dates, such forms, reports and documents complied in all material respects with the applicable requirements pertaining thereto and none of such forms, reports and documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.8 Certain Proceedings. There is no Action pending against, or to the Knowledge of NextTrip, threatened against or affecting, NextTrip by any Governmental Authority or other Person with respect to NextTrip or its business or that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. NextTrip has not been a party to any material litigation or, within the past two (2) years, the subject of any threat of material litigation (litigation shall be deemed “material” if the amount at issue exceeds the lesser of Ten Thousand Dollars ($10,000) per matter or Twenty-five Thousand Dollars ($25,000) in the aggregate). NextTrip is not in violation of and, to the Knowledge of NextTrip, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, rule, regulation, judgment or Order. Neither NextTrip nor to NextTrip’s Knowledge any past or present director or officer (in his or her capacity as such) or affiliate, is or has been the subject of any civil, criminal, or administrative Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty in the past ten (10) years. Neither NextTrip nor to NextTrip’s Knowledge any past or present director or officer (in his or her capacity as such) or affiliate, have any reason to believe that they will be the subject of any civil, criminal, or administrative Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Neither NextTrip nor to NextTrip’s Knowledge any past or present director or officer (in his or her capacity as such) or affiliate, have any reason to believe that they will be the subject of any civil, criminal, or administrative Action brought by any federal or state agency.

5.9 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against NextTrip for any commission, fee or other compensation as a finder or broker, or in any similar capacity, based upon arrangements made by or on behalf of NextTrip.

5.10 Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of NextTrip. NextTrip is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect of NextTrip.

5.11 SEC Reports.

(a) Since January 1, 2020, NextTrip has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act (collectively, the “SEC Reports”).

(b) As of their respective dates, the SEC Reports and any registration statements filed by NextTrip under the Securities Act (the “Registration Statements”) complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports or Registration Statements, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Reports is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof). All material Contracts to which NextTrip is a party or to which the property or assets of NextTrip are subject have been filed as exhibits to the SEC Reports and the Registration Statements as and to the extent required under the Exchange Act and the Securities Act, as applicable. The financial statements of NextTrip included in the SEC Reports and the Registration Statements complied in all respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of NextTrip as at the dates thereof and the results of its operations and cash flows for the periods then ended. The disclosure set forth in the SEC Reports and Registration Statements regarding NextTrip’s business is current and complete and accurately reflects operations of NextTrip as it exists as of the date hereof. There is no order issued by the SEC suspending the effectiveness of any outstanding Registration Statement and there are no proceedings for that purpose that have been initiated or threatened by the SEC.

5.12 Internal Accounting Controls. NextTrip maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. NextTrip has established disclosure controls and procedures for NextTrip and designed such disclosure controls and procedures to ensure that material information relating to NextTrip is made known to the officers by others within NextTrip. NextTrip’s officers have evaluated the effectiveness of NextTrip’s controls and procedures. Since the NextTrip Most Recent Fiscal Year End, there have been no significant changes in NextTrip’s internal controls or, to the Knowledge of NextTrip, in other factors that could significantly affect NextTrip’s internal controls.

5.13 DTC Eligibility. The Restricted NextTrip Shares are eligible for clearance and settlement through The Depository Trust Company (“DTC”). NextTrip’s transfer agent is a participant in the DTC Fast Automated Securities Transfer (“FAST”) program and the NextTrip Common Stock is eligible as a DTC FAST issue. There is no DTC “chill” or equivalent on the NextTrip Common Stock.

5.14 Application of Takeover Protections. NextTrip has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the NextTrip Organizational Documents or the Laws of its state of incorporation that is or could become applicable to the transactions contemplated hereby.

5.15 Tax Matters.

(a) Tax Returns. NextTrip and its subsidiaries have filed all Tax Returns required to be filed (if any) by or on behalf of NextTrip and such subsidiary and have paid all Taxes of such entity required to have been paid (whether or not reflected on any Tax Return). No Governmental Authority in any jurisdiction has made a claim, assertion or threat to NextTrip or any of its subsidiaries that NextTrip or such subsidiary is or may be subject to taxation by such jurisdiction; there are no Liens with respect to Taxes on NextTrip’s or any of its subsidiaries’ property or assets; and there are no Tax rulings, requests for rulings, or closing agreements relating to NextTrip or any of its subsidiaries for any period (or portion of a period) that would affect any period after the date hereof.

(b) No Adjustments, Changes. Neither NextTrip nor any other Person on behalf of NextTrip (i) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (ii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

(c) No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of NextTrip or any of its subsidiaries, nor is any such claim or dispute pending or contemplated. NextTrip has delivered to TA true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by NextTrip or any of its subsidiaries, if any, for the past three years, and any and all correspondence with respect to the foregoing.

(d) Not a U.S. Real Property Holding Corporation. Neither NextTrip nor any of its subsidiaries is and has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e) No Tax Allocation, Sharing. Neither NextTrip nor any of its subsidiaries is party to, and has not been a party to, any Tax allocation or sharing agreement.

5.16 Labor Matters.

(a) There are no collective bargaining or other labor union agreements to which NextTrip is a party or by which it is bound. To the Knowledge of NextTrip, there has not been nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute with respect to any of the employees of or affecting NextTrip. There are no actions, suits, claims, investigations or other legal proceedings against NextTrip pending, or to the Knowledge of NextTrip, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment or termination of employment of any current or former employee of NextTrip, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(b) NextTrip is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, and occupational safety and health. NextTrip is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(c) To the Knowledge of NextTrip, no director, officer or employee of NextTrip is a party to, or is otherwise bound by, any Contract (including any confidentiality, non-competition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (i) the performance of his or her duties as a director, officer or employee of NextTrip; or (ii) the ability of NextTrip to conduct its business. Each employee of NextTrip is employed on an at-will basis and NextTrip does not have any Contract with any of its employees which would interfere with its ability to discharge its employees.

5.17 Employee Benefits.

(a) Except as set forth the SEC Reports, NextTrip does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of NextTrip. Except as set forth in the SEC Reports, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between NextTrip and any current or former employee, officer or director of NextTrip, nor does NextTrip have any general severance plan or policy.

(b) Except as set forth in the SEC Reports, NextTrip does not, and for the past five (5) years has not, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of NextTrip.

(c) Neither the consummation of the transactions contemplated hereby alone, or in combination with another event, with respect to each director, officer, employee and consultant of NextTrip, will result in (i) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from NextTrip; (ii) any increase in the amount of compensation or benefits payable to any such individual; or (iii) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No arrangement or other Contract of NextTrip provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of NextTrip.

5.18 Title to Assets. NextTrip has good and valid title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses and which are reflected in the financial statements of NextTrip included in the SEC Reports. All such assets and properties, other than assets and properties in which NextTrip has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of NextTrip to conduct business as currently conducted and which are disclosed in the SEC Reports.

5.19 Intellectual Property. The SEC Reports describe all Intellectual Property used by NextTrip in its business as presently conducted, which constitutes all of its Intellectual Property needed by NextTrip to operate its business as presently conducted. NextTrip is the sole and exclusive owner of or has a license or other right to use the Intellectual Property, free and clear of any Liens and, to the Knowledge of NextTrip, any infringing uses thereof by third parties. NextTrip has neither abandoned nor granted any license, permit or other consent or authorization to any third party to use any of its Intellectual Property except in the Ordinary Course of Business and except as provided in the SEC Reports. None of its Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, injunction or restriction or agreement restricting the scope or use thereof. To the Knowledge of NextTrip, none of its Intellectual Property infringes on any trademarks, Internet domain names, copyrights or any other intellectual property rights of any kind of any third party.

5.20 Environmental Laws. NextTrip (a) is in compliance with all Environmental Laws; (b) has received all Licenses or other approvals required under applicable Environmental Laws to conduct its business: and (c) is in compliance with all terms and conditions of any such License or approval where, in each of the foregoing clauses (a), (b) and (c), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on NextTrip.

5.21 Transactions with Affiliates and Employees. Except as disclosed in the SEC Reports, no officer, director, employee or stockholder of NextTrip or any Affiliate of any such Person, has or has had, either directly or indirectly, a material interest in any transaction with NextTrip (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or, to the Knowledge of NextTrip, any entity in which any such Person has an interest or is an officer, director, trustee or partner.

5.22 Liabilities. NextTrip has no Liability (and there is no Action pending, or to the Knowledge of NextTrip, threatened against NextTrip that would reasonably be expected to give rise to any Liability), except as set forth in the SEC Reports. NextTrip is not a guarantor nor is it otherwise liable for any Liability or obligation (including Indebtedness) of any other Person. There are no financial or contractual obligations (including any obligations to issue capital stock or other securities) executory after the Closing Date.

5.23 Investment Company. NextTrip is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.24 Money Laundering Laws. The operations of NextTrip are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws and no Proceeding involving NextTrip with respect to the Money Laundering Laws is pending or, to the Knowledge of NextTrip, threatened.

5.25 Foreign Corrupt Practices. Neither NextTrip, nor, to the Knowledge of NextTrip, any director, officer, agent, employee or other Person acting on behalf of NextTrip has, in the course of its actions for, or on behalf of, NextTrip (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

5.26 Absence of Certain Changes or Events. Except as set forth in the SEC Reports, from the NextTrip Most Recent Fiscal Year End (a) NextTrip has conducted its business only in the Ordinary Course of Business; and (b) there has not been any change in the assets, Liabilities, financial condition or operating results of NextTrip, except changes in the Ordinary Course of Business that have not caused, in the aggregate, a Material Adverse Effect on NextTrip. NextTrip has not taken any steps to seek protection pursuant to any Law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does NextTrip have any Knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

5.27 Undisclosed Events. No event, Liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to NextTrip, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by NextTrip under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by NextTrip of its common stock and which has not been publicly announced or will not be publicly announced in a Current Report on Form 8-K filed by NextTrip filed within four (4) Business Days after the Closing.

5.28 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on NextTrip, (a) NextTrip and its subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of NextTrip reasonably has determined to be prudent and consistent with industry practice, and NextTrip and its subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers and directors of NextTrip and its subsidiaries, NextTrip or its relevant subsidiary is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid or provided for, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by NextTrip or its subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither NextTrip nor its subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

5.29 Investment Purpose. NextTrip is acquiring the TA Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. NextTrip acknowledges that the TA Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the TA Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

5.30 No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, schedule, exhibit, certificate or instrument furnished to the Members by NextTrip pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading. All documents and other papers delivered or made available by or on behalf of NextTrip in connection with this Agreement are true, complete, correct and authentic in all material respects.

Article 6. RESERVED.

Article 7. ADDITIONAL AGREEMENTS

7.1 Legal Requirements. At Closing, the Parties shall have taken all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement, including, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental.

7.2 Listing of Restricted NextTrip Shares. At Closing, the Restricted NextTrip Shares shall have been approved for listing on the Principal Market.

7.3 Closing Date Releases.

(a) Effective on the Closing Date, each Member for itself and its successors and assigns, hereby releases, acquits and forever discharges TA and its respective Affiliates, officers, directors, employees and agents and their respective successors and assigns of and from any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that the Members has, owns or holds as of the Closing Date, or have at any time previously had, owned or held against such parties, including, without limitation, all Liabilities created as a result of the, gross negligence and willful acts of TA or the negligence of TA or its employees and agents, or under a theory of strict liability, existing as of the Closing Date; provided, however, that such release shall not cover any claims arising under this Agreement.

(b) As of the date of this Agreement, each Member hereby represents and warrants that such Member has not previously assigned or transferred, or purported to assign or transfer, to any Person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations released in Section 7.3(a). Each Member represents and warrants that such Member has read and understands all of the provisions of this Section 7.3 and that such Member has been represented by legal counsel of the Member’s own choosing in connection with the negotiation, execution and delivery of this Agreement.

(c) The release provided by the Members pursuant to Section 7.3(a) shall apply notwithstanding that the matter for which release is provided may relate to the ordinary, sole or contributory negligence, gross negligence, willful misconduct or violation of law by a released party, including TA and its Affiliates, officers, directors, employees and agents, and for liabilities based on theories of strict liability, and shall be applicable whether or not negligence of the released party is alleged or proven, it being the intention of the Parties to release the released party from and against its ordinary, sole and contributory negligence and gross negligence as well as liabilities based on the willful actions or omissions of the released party and Liabilities based on theories of strict liability.

7.4 D&O Insurance. As of the Closing Date, TA officers who become employed by NextTrip will be covered by NextTrip’s D&O Insurance Policy as of the Closing.

7.5 Put Right, Make-Whole Right, Value Differential Right.

(a) During the three (3) month period (the “Exercise Period”) commencing upon the earlier of: (i) with respect to the Closing Shares, (x) the date on which the Closing Shares first become eligible for public resale (whether pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 promulgated under the Securities Act); or (y) the date that is twelve (12) months after the Closing Date; and (ii) with respect to the Milestone Shares, (x) the date on which the Milestone Shares first become eligible for public resale (whether pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 promulgated under the Securities Act); or (y) the date that is twelve (12) months after the Closing Date provided, in any case, that the Fair Market Value of the NextTrip Common Shares is less than the Base Price; each Member shall have the limited, one time option, to exercise one of the following rights as to some or all of their outstanding Restricted NextTrip Shares by delivering written notice (the “Exercise Notice”) to NextTrip:

(i) Put Right. NextTrip shall be obligated to repurchase from such Member all or any portion of their outstanding Restricted NextTrip Shares at the Base Price against delivery of such Restricted NextTrip Shares by the Member(s) with a stock power, free and clear of all liens and encumbrances, by wire transfer of immediately available funds to an account designated in writing by the Member(s);

(ii) Make-Whole Right. NextTrip shall issue to such Member additional shares of NextTrip Common Stock as is necessary to make the aggregate value of the outstanding Restricted NextTrip Shares (based on the Fair Market Value) equal to the original aggregate value of the Restricted NextTrip Shares (based on the Base Price) for the number of Restricted NextTrip Shares specified in the Exercise Notice; or

(iii) Value Differential Right: NextTrip shall pay to such Member, in cash, an amount equal to the product of (A) the number of Restricted NextTrip Shares specified in the Exercise Notice, and (B) the positive difference, if any, between the Base Price and the Fair Market Value.

(b) Any such cash payments shall be made by wire transfer of immediately available funds to an account designated in writing by the Member(s) within twenty (20) Business Days of receipt of the Exercise Notice and all required information and documents from such Member.

(c) The terms set forth herein shall be equitably adjusted for any stock split, stock dividend, combination, reclassification, or other similar recapitalization affecting the NextTrip Common Stock occurring after the date hereof and prior to the expiration of the rights set forth in this Section.

(d) The rights set forth in Section 7.5 shall terminate and be of no further force or effect with respect to any Restricted NextTrip Shares which are the subject of the Exercise Notice or following the expiration of the Exercise Period.

(e) The rights set forth in this Section shall be non-transferable and may only be exercised by the original Members to whom the Restricted NextTrip Shares were issued, except by operation of law.

(f) During the Exercise Period, no Member shall:

(i) engage in any Short Sale, “sale against the box,” “put equivalent position,” or any similar transaction that is designed to, or could reasonably be expected to, hedge, offset or otherwise reduce the economic risk of holding, acquiring or disposing of equity securities of NextTrip;

(ii) purchase, sell, or otherwise enter into any transaction or series of transactions, whether through the use of derivative instruments (including options, swaps, caps, collars, forwards or futures), structured securities, contracts for difference, or otherwise, that has, is designed to have, or could reasonably be expected to have, the purpose or effect of (A) creating or facilitating a direct or indirect hedge with respect to any equity securities of NextTrip, (B) artificially influencing, maintaining or stabilizing the market price of any equity securities of NextTrip, or (C) otherwise manipulating or attempting to manipulate the market for such equity securities; or

(iii) engage in any transaction or activity that constitutes, or could reasonably be expected to constitute, a “manipulative or deceptive device or contrivance” within the meaning of Section 10(b) of the Exchange Act, or Rule 10b-5 promulgated thereunder.

Article 8. POST CLOSING COVENANTS

8.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

8.2 Public Announcements. NextTrip shall file with the SEC a Form 8-K, describing the material terms of the transactions contemplated hereby as soon as practicable after the date of this Agreement, but in no event more than four (4) business days following the date hereof. Prior to the Closing Date, NextTrip, TA and the Members (each a “Material Party”) shall consult with each other in issuing the Form 8-K and any press releases or otherwise making public statements or filings and other communications with the SEC or any regulatory agency or the Principal Market with respect to the transactions contemplated hereby, and no Party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other Material Parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by Law, in which case the disclosing Party shall use commercially reasonable efforts to provide the other Material Parties with prior notice of no less than three (3) calendar days, of such disclosure and shall incorporate in the disclosure the reasonable comments of the other Material Parties.

Article 9. CLOSING DELIVERIES

9.1 Closing Deliveries of NextTrip. At the Closing, NextTrip shall deliver, or cause to be delivered to the Members:

(a) The Closing Cash, in such amounts and to such persons as set forth in written instructions provided by the Member Representative;

(b) certificates or book-entry notices evidencing the Closing Shares in the denominations and in the name of those persons as set forth in written instructions provided by the Member Representative;

(c) the Restrictive Covenant Agreements substantially in the form attached hereto as Exhibit A, duly executed by NextTrip (the “Restrictive Covenant Agreements”); and

(d) an Assignment of Membership Interests substantially in the form attached hereto as Exhibit B, duly executed by NextTrip;

(e) a certificate substantially in the form attached hereto as Exhibit C dated as of the Closing Date certifying (i) that attached thereto are true and complete copies of the organizational documents of NextTrip and all resolutions adopted by its Board of Directors authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which NextTrip is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) that attached thereto are certificates of good standing for each jurisdiction in which NextTrip and each Subsidiary is qualified to do business;

(f) other Transaction Documents duly executed by NextTrip; and

(g) such other agreements, certificates and instruments as the Member Representative may reasonably request or that are necessary to consummate the transactions contemplated by this Agreement.

9.2 Closing Deliveries of TA and Members. At the Closing, TA and the Members shall deliver, or cause to be delivered:

(a) an Assignment of Membership Interests substantially in the form attached hereto as Exhibit B, duly executed by each Member;

(b) a certificate substantially in the form attached hereto as Exhibit D dated as of the Closing Date certifying (i) that attached thereto are true and complete copies of the organizational documents of TA and all resolutions authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which TA is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) that attached thereto is a certificate of good standing for TA from the State of Florida;

(c) the merchant account approvals and other third-party consents from each of the Persons set forth on Schedule 9.2(c);

(d) the Restrictive Covenant Agreements duly executed by each Member;

(e) other Transaction Documents duly executed by TA and/or the Members, as applicable; and

(f) such other agreements, certificates and instruments as the Member Representative may reasonably request or that are necessary to consummate the transactions contemplated by this Agreement.

Article 10. RESERVED.

Article 11. MISCELLANEOUS PROVISIONS

11.1 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

11.2 Confidentiality.

(a) The Parties will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another Person in connection with this Agreement or the transactions contemplated by this Agreement, unless (i) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party; (ii) the use of such information is necessary or appropriate in making any required filing with the SEC or the Principal Market, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement; or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Each Party will be liable for any breach of this Section 11.2 by its respective directors, officers, employees, agents, and advisors as if it had breached this Section 11.2.

(b) In the event that any Party is required to disclose any information of another Person pursuant to clause (ii) or (iii) of Section 11.2(a) above, the Party requested or required to make the disclosure (the “disclosing party”) shall provide the Person that provided such information (the “providing party”) with prompt notice of any such requirement so that the providing party may seek a protective Order or other appropriate remedy and/or waive compliance with the provisions of this Section 11.2. If, in the absence of a protective Order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party’s information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective Order or other relief assurance that confidential treatment will be accorded the providing party’s information.

(c) If the transactions contemplated by this Agreement are not consummated, each Party will return or destroy all of such written information each party has regarding the other Parties, subject to customary backup and related procedures relating to such information.

11.3 Notices. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered (i) by personal delivery, or (ii) by national overnight courier service, or (iii) by certified or registered mail, return receipt requested, or (iv) via email. Notice shall be effective upon receipt except for notice via email, which shall be effective only when the recipient, by return or reply email or notice delivered by other method provided for in this Section 11.3, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 11.3, but which acknowledgement of acceptance shall include cases where recipient ‘replies’ to such prior email, including the body of the prior email in such ‘reply’). Such notices shall be sent to the applicable party or Parties at the address specified below, subject to notice of changes thereof from any party with at least ten (10) business days’ notice to the other Parties. If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 11.3), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second Business Day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following physical and email addresses as applicable:

If to NextTrip to:	3900 Paseo del Sol
Santa Fe, New Mexico 87507
Attention: William Kerby, CEO
Email: bill.kerby@nexttrip.com

With a copy to (which shall not constitute notice):

Snell & Wilmer LLP
12230 El Camino Real, Suite 300
San Diego, CA 92130
Attention: Christopher L. Tinen, Esq.
Email: christopher.tinen@swlaw.com.com

If to Members or TA:	463 NE 55th Terrace
Miami, FL 33137
Attention: Luis Barberi
Email: luis@tapipeline.com

With a copy to (which shall not constitute notice):

Rennert Vogel Mandler & Rodriguez, P.A.
100 SE 2nd Street, 29th Floor
Miami, FL 3311
Attention: Charles J. Rennert
Email: crennert@rvmrlaw.com

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder.

11.4 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.5 Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.6 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party against whom the enforcement of such amendment is sought.

11.7 Assignments, Successors, and No Third-Party Rights. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

11.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.9 Section Headings. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article” or “Articles” or “Section” or “Sections” refer to the corresponding Article or Articles or Section or Sections of this Agreement, unless the context indicates otherwise.

11.10 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, the word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of such representation, warranty, or covenant. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission, electronic delivery, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile, electronic copy, or “.pdf” signature page was an original thereof.

11.12 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the U.S. or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at Law or in equity.

11.13 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to conflicts of Laws principles. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.3. Nothing in this Section 11.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

11.14 Arbitration. Any, dispute controversy or claim arising out of or relating to this Agreement must be settled by binding arbitration (the “Arbitration”) according to the Rules of Arbitration of the American Arbitration Association as may be modified from time to time. The Arbitration shall be legally binding, shall take place in, Las Vegas, Nevada and shall be conducted in the English language. The arbitral award or order (the “Award”) shall be given in writing in English and shall detail the disputed matters and the reasons upon which the Award is based. The Award shall be rendered by a single arbitrator who shall be appointed by mutual agreement of the parties; provided that such arbitrator is licensed to practice law in Nevada. In the event of failure of the parties to agree within thirty (30) days after the commencement of the arbitration proceeding upon the appointment of the single arbitrator, the single arbitrator shall be appointed by the American Arbitration Association in accordance with its Rules of Arbitration. The Award shall be final and binding upon the parties and shall not be subject to appeal to any court or other authority. Each party shall bear its own costs and expenses in connection with the Arbitration, but the parties shall share equally in the costs and fees of the Arbitration proceedings. Judgment upon the Award may be entered in any court of competent jurisdiction, and application may be made to any such court for enforcement thereof. The parties agree that any federal or state court situated in Las Vegas, Nevada shall be a court of competent jurisdiction for such purpose. Process in any such action or proceeding may be served on any party anywhere in the world. Each party waives any defense or objection that it could have in relation to diplomatic immunity, lack of in personam and subject matter jurisdiction, improper venue or competence in any Arbitration, or in any action or proceeding seeking judgment or enforcement of an Award hereunder. Notwithstanding the foregoing sentences, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by any state or federal court within the State of Nevada.

11.15 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.16 Review and Construction of Documents. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

11.17 Non-Survival of Representations, Warranties. The representations and warranties of the Parties, the Members, TA and NextTrip contained in this Agreement or in any certificate or instrument delivered by or on behalf of any of Members, TA and NextTrip pursuant to this Agreement shall not survive the Closing Date, and from and after the Closing Date, the Members, TA and NextTrip and their respective representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of Members, TA and NextTrip or their respective representatives with respect thereto. The covenants and agreements made by the Members, TA and NextTrip in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing Date, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing Date (which such covenants shall survive the Closing Date and continue until fully performed in accordance with their terms).

11.18 Member Representative. As of the date hereof, the Members shall be deemed, for themselves and their personal representatives and other successors, to have constituted and appointed, effective from and after the date hereof, the Member Representative, as their lawful and exclusive agent and attorney-in-fact of the Members to act for the Members with regard to all matters pertaining to this Agreement. Any deliverable or notice required to be delivered or sent to the Members hereunder shall be sent to or pursuant to the direction of the Member Representative and shall be deemed to have been duly and validly delivered to all Members and the Member Representative shall be the true, lawful and exclusive agent and attorney-in-fact of the Members with regard to all matters under this Agreement.

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SIGNATURES BEGIN ON IMMEDIATELY FOLLOWING PAGE.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

NEXTTRIP:
NEXTTRIP, INC., a Nevada corporation

By:	/s/ William Kerby
Name:	William Kerby
Title:	Chief Executive Officer

TA:
TAPIPELINE LLC

By:	/s/ Luis Barberi
Name:	Luis Barberi
Title:	Chief Executive Officer

MEMBERS

/s/ Luis Barberi
Luis Barberi, on behalf of himself and as Member Representative of all of the Members

EXHIBIT A

Restrictive Covenant Agreements

EXHIBIT B

ASSIGNMENT OF MEMBERSHIP INTEREST

EXHIBIT C

NEXTTRIP, INC.

OFFICER’S CERTIFICATE

EXHIBIT D

TAPIPELINE LLC

OFFICER’S CERTIFICATE